Smart Balance Announces 2008 First-Quarter Results

•	Net sales $50.8 million, up 25% versus year ago on operating basis [1]

•	Gross profit margin 45% — despite historic high commodity costs

•	Net loss $1.2 million, includes non-cash charges of $3.2 million

•	2008 Outlook – Targeted 30% growth in net sales on operating basis [1]

Paramus, N.J. (May 7, 2008) – Smart Balance Inc. (NasdaqGM: SMBL) today announced its results for the first quarter ended March 31, 2008. The Company reported net sales of $50.8 million, an increase of 25.1% versus year ago on an operating basis1, and a net loss of $1.2 million, reflecting the $3.2 million after-tax impact of non-cash items, including $2.1 million of stock-based compensation expense and $1.1 million of amortization and depreciation. The net loss was $0.02 on both diluted and basic shares.

Gross profit margin was 45.0%, as the rate of selling price increases lagged the rate of input cost increases, reflecting historic high levels in commodity raw materials. Selling prices in the Company’s core category of spreads were increased in February and the Company has announced additional price increases to take effect in June.

The Company continued the recapitalization of its balance sheet with the January conversion of its preferred stock to common stock. In March, an additional $30 million of cash was used to pay down debt. Long term debt was $89.5 million on March 31, 2008, down $70.5 million (44%) since the acquisition of GFA Brands Inc. in May, 2007.

“We continue to make excellent progress executing against our strategy, despite the unprecedented cost environment,” said Stephen B. Hughes, Smart Balance Chairman and CEO. “We increased market share in spreads for the 25th consecutive quarter and had a record quarter in sales, growing 25%.”

        The Company continued to expand distribution with ‘Plus Six’, its initiative to increase average items on shelf at retail from 12 to a target of 18 by the end of June. Smart Balance has also forged a strategic agreement with Ventura Foods, Inc. to develop, market and distribute Smart Balance branded products in the foodservice channel.

“I believe the retail commitments on ‘Plus Six’ and Butter Blends national launch are exceptional, with key customers expanding our placements by 50% or more,” said Hughes. “We expect accelerating growth in the second half of 2008 once the retail store resets are completed by July.”

1   In addition to its GAAP results, the Company has provided operating basis results to explain year-over-year changes. The operating basis results should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Change in Accounting Principles
In 2008, the Company began accruing for certain trade incentives and marketing costs as prepaid expenses to better match recognition of expense to revenue, consistent with the general practice in the consumer product goods industry. This methodology is a change from prior years.  While this methodology may create timing differences between prior year’s quarters on an operating basis, it has no impact on full year results. In accordance with FAS No. 154, a retrospective application of the change in accounting principle is being applied to 2007 quarterly results to improve comparability. This retroactive application is already reflected in the Company’s discussion of results on an operating basis for the first quarter. The Company anticipates publishing the changes to the other quarters in the near future.

2008 First Quarter GAAP Results
The Company indicated that its reported GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because there were no operations prior to the acquisition, prior periods are not comparable. The Company has provided results on an operating basis following the GAAP results. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. A reconciliation of operating basis results to GAAP results is provided for in the accompanying tables.

Net sales were $50.8 million for the first quarter. Operating income was $2.0 million, which included $4.6 million of non-cash charges. First quarter net loss was $1.2 million. The $30 million in debt pay down required a cash prepayment penalty of $0.6 million, reflected in pretax interest expense. In addition, the debt prepayment accelerated $0.9 million of deferred financing amortization, reflected in pretax other expense, net. See the tables below for the non-cash items affecting operating income and net loss. Net loss for the quarter was $0.02 on a per share basis, both diluted and basic.

Items Affecting GAAP Operating Income - 2008

$ in Millions	First Quarter
Operating Income	2.0

Non-cash charges affecting Operating Income:
FAS 123R Stock Option Expense	(3.5)
Depreciation & Amortization	(1.1)

(4.6)

Operating Income less non-cash charges	6.6

Items Affecting GAAP Net Loss - 2008

$ in Millions	First Quarter
Net Loss	(1.2)

Non-cash charges after-tax affecting Net Loss:
FAS 123R Stock Option Expense	(2.1)
Depreciation & Amortization	(0.6)
Accelerated Financing Amortization	(0.5)

(3.2)

Net Loss less non-cash charges after-tax	2.0

2008 First Quarter Operating Basis Results
The following discussion of operating basis results includes the operating results of Smart Balance Inc. from the date of its acquisition of GFA Brands, Inc. on May 21, 2007 and the operating results of GFA Brands prior to the acquisition. Management believes that this presentation provides more useful information because it reflects the performance of the operating entity in both the current and prior periods presented. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Net sales increased 25.1% to $50.8 million in 2008, from $40.6 million in 2007, due to higher prices across almost all categories and a 10% increase in case volume. The case increase was due to shipments of new products (extra virgin olive oil spreads, omega-3 enhanced spreads, 50/50 butter blend, milk and cream cheese) and higher sales of peanut butter. The gains in prices and volume were partially offset by higher trade and promotion costs.

Both dollar and volume market shares for spreads increased versus the prior year for the 25th consecutive quarter. During the Easter promotion period, the Company raised promoted prices to maintain margins in step with the February price increase, while the category generally kept previous holiday pricing levels in place. As anticipated, this resulted in a lower holiday performance at retail for Smart Balance products in March. Market shares for peanut butter and cooking oil also increased while mayonnaise and popcorn declined.

Gross profit increased $2.9 million to $22.8 million in 2008 from $19.9 million in 2007 as the impacts of higher pricing and sales volume were greater than increases in input costs and trade related spending. Gross profit as a percent of net sales decreased to 45.0% in 2008 from 49.1% in the first quarter of 2007, as the rate of selling price increases lagged the rate of input costs increases, primarily in commodity raw materials

Operating income declined $6.2 million to $2.0 million in 2008 from $8.2 million in 2007 as the gain in gross profit was more than offset by increased selling costs and general and administrative expenses. Selling costs increased $1.6 million due to higher overhead, warehouse and freight costs. General and administrative expenses increased $7.2 million primarily due to higher infrastructure costs and non-cash expenses of $3.5 million in FAS 123R Stock Option expense, and $1.1 million for depreciation and amortization. Excluding these non-cash charges, operating income would have declined $1.6 million to $6.6 million in 2008 from $8.2 million in 2007.

2008 Outlook
Smart Balance’s outlook for 2008 continues to reflect growth in net sales on an operating basis in line with its long-term target of approximately 30%. Progressively increasing distribution through the Company’s ‘Plus Six’ drive will be supported by the innovations in its core category: extra virgin olive oil spreads, omega-3 enhanced spreads and 50/50 butter blend. The Company expects that the second half of 2008 will see accelerating sales growth as a result of these initiatives. Pricing actions include the increase that was effective in February 2008 and the announced increase for June 2008. Gross profit as a percent of net sales will be lower in 2008 versus 2007 as pricing actions are expected to continue to trail rising input costs. Marketing investments are expected to increase in order to support growth. Infrastructure costs increases versus prior year will diminish as 2008 progresses. The Company also expects to continue to meet all covenants related to long-term debt.

FORWARD-LOOKING STATEMENTS
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;

•	introduce and expand distribution of new products;

•	meet marketing and infrastructure needs;

•	meet long-term debt covenants; and

•	continue to grow net sales.

About Smart Balance Inc.
Smart Balance Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. Smart Balance Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

###

Media Contact:	Investor Contact:
Brent Burkhardt	John Mintz
Executive Vice President & Managing Director	Smart Balance Inc.
TBC Public Relations	investor@smartbalance.com
bburkhardt@tbc.us	201-568-9300
410-986-1303

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,032,468	$37,648,754
Accounts receivable, net of allowance 2008- $226,891 and
2007-$228,871	11,827,242	11,733,117
Accounts receivable - other	1,190,127	799,470
Inventories	7,676,319	7,202,198
Prepaid taxes	8,068,740	6,517,833
Prepaid expenses and other assets	5,743,983	1,454,866
Deferred tax asset	1,079,509	1,079,509

Total current assets	42,618,388	66,435,747

Property and equipment, net	2,628,319	1,805,331
Other assets:
Goodwill	374,885,923	374,885,923
Other intangibles, net	158,273,243	159,645,634
Deferred costs, net	2,559,021	3,519,412
Other assets	113,882	74,975

Total other assets	535,832,069	538,125,944

Total assets	$581,078,776	$606,367,022

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$22,699,613	$20,355,419
Income taxes payable	1,050,149	1,035,149

Total current liabilities	23,749,762	21,390,568

Long term debt	89,504,174	119,504,174
Deferred tax liability	53,293,528	53,293,528
Other liabilities	35,626	--

Total liabilities	166,583,090	194,188,270

Commitment and contingencies:
Stockholders' equity
Series A Convertible Preferred stock, $.0001 par value,
50,000,000 shares authorized; 15,388,889 preferred
shares converted into 19,516,832 shares of common stock
on January 3, 2008	--	175,659,013
Common stock, $.0001 par value, 250,000,000 shares
authorized; 62,630,683 (March 31, 2008) and 43,113,863
(December 31, 2007) issued and outstanding	6,263	4,311
Additional paid in capital	494,631,114	315,479,759
Retained deficit	(80,141,691)	(78,964,331)

Total stockholders' equity	414,495,686	412,178,752

Total liabilities and stockholders' equity	$581,078,776	$606,367,022

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31, 2008	Three months ended March 31, 2007
Net sales	$50,765,739	$--
Cost of goods sold	27,938,186	--

Gross profit	22,827,553	--

Operating expenses:
Marketing	7,225,344	--
Selling	5,056,418	--
General and administrative	8,583,697	--
Formation and operating costs	--	672,873

Total operating expenses	20,865,459	672,873

Operating income (loss)	1,962,094	(672,873)

Other income (expense):
Interest income	251,360	1,078,207
Interest expense	(3,231,721)	--
Loss on derivative liability	--	(7,784,112)
Other (expense), net	(944,000)	--

Total other income (expense).	(3,924,361)	(6,705,905)

(Loss) before income taxes	(1,962,267)	(7,378,778)
Provision (benefit) for income taxes	(784,907)	148,183

Net (loss)	$(1,177,360)	$(7,526,961)

(Loss) per share:
Basic	$(0.02)	$(0.52)

Diluted	$(0.02)	$(0.52)

Weighted average shares outstanding:
Basic	62,196,988	14,355,945

Diluted	62,196,988	14,355,945

Smart Balance, Inc.

Operating Basis Results(1)

(in 000's)	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Net Sales	$50,766	$40,583
COGS	27,938	20,672

Gross Profit	22,828	19,911
Gross margins	45.0%	49.1%
Marketing	7,225	6,901
Selling	5,057	3,450
G&A	8,584	1,403

Total SG&A	20,866	11,754
Operating Income	1,962	8,157
% of Net Sales	3.9%	20.1%
Operating Income includes the following non-cash items
FAS 123R Stock Options	3,534	--
Depreciation	53	6
Amortization	1,022	--

	4,609	6
Operating Income net of non-cash items:	6,571	8,163
% of Net Sales	12.9%	20.1%

(1)   The Company’s GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because there were no operations prior to the acquisition, prior periods are not comparable. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. Please refer to the reconciliation of operating basis results to GAAP results provided for in the accompanying table.

Smart Balance, Inc.

Reconciliation of Operating Basis to GAAP Basis

Prior to Smart Balance, Inc.‘s May 21, 2007 acquisition of GFA Brands Inc., operating income consisted largely of formation costs and other expenses incurred in seeking and evaluating potential business combinations. We have added these expenses back to the operating basis results below, as GFA incurred its own operating expenses for these periods, and the inclusion of the parent company’s expenses prior to the date of acquisition make it difficult to compare operating results period to period. Additionally, in 2008, the Company began accruing for certain trade incentives and marketing costs as prepaid expense to better match recognition of expense to revenue.  While this methodology may create timing differences between prior year’s quarters on an operating basis, it has no impact on full year results. A retrospective application of the change in accounting principle is being applied to 2007 quarterly results to improve comparability. With the information set forth below, management and stockholders would be better able to determine whether or not sales or operating income of the acquired business have improved in 2008 compared with prior periods. The operating basis results provided below are intended to assist the reader in comparing the operating performance of the GFA business we acquired, for the periods before and after the acquisition. However, they do not indicate what consolidated results would have been had we acquired GFA on January 1, 2007.

The operating basis results should not be viewed in isolation or as a substitution for GAAP results.

($ in 000's)	GAAP Basis	Operating Basis
		(1)	(2)
	As reported	Add GFA Results	Add	Operating
Three Months Ended March 31, 2008	Form 10-Q	For the Period	Adjustments	Basis

Net Sales	50,766	--	--	50,766
Operating Income	1,962	--	--	1,962
	As reported	Add GFA Results	Add	Operating
Three Months Ended March 31, 2007	Form 10-Q	For the Period	Adjustments	Basis

Net Sales	--	40,583	--	40,583
Operating Income	(673)	8,157	673	8,157

(1)	To add GFA results for the entire reporting period as necessary.

(2)	To remove parent company pre-acquisition expenses from the results prior to the acquisition date, May 21, 2007.